Gray	Exhibit 99
Television, Inc.

NEWS RELEASE

Gray Reports Record Operating Results

for the Three Months and Year Ended December 31, 2004

     Atlanta, Georgia – March 10, 2005 . . . Gray Television, Inc. (“Gray”) (NYSE: GTN) today announced record setting results from operations for the three months (“fourth quarter”) and year ended December 31, 2004 as compared to the three months and year ended December 31, 2003. In addition, Gray announced a record setting amount of net cash provided by operating activities for the year ended December 31, 2004.

Highlights for the three months and year ended December 31, 2004:

	Three Months Ended	Year Ended
	December 31, 2004	December 31, 2004
EBITDA (1) increased	47%	36%
Adjusted Media Cash Flow (2) increased	39%	32%
Net Income increased	1,070%	216%
Total Broadcast Revenues increased	30%	21%
Local Broadcast Revenues, excluding political revenues increased	2%	7%
Net Political Revenues were	$20.8 million	$41.7 million
Net Cash Provided by Operating Activities	$20.3 million	$102.7 million

	As of December 31,
	2004	2003
Cash on Hand	$50.6 million	$11.9 million
Total Debt	$655.9 million	$655.9 million

     Gray purchased a combined total of 1.7 million shares of Gray Common Stock (“GTN”) and Gray Class A Common Stock (“GTNA”) for $22.4 million during 2004. From January 1, 2005 through March 9, 2005, Gray has purchased an additional combined total of 367,700 shares of GTN and GTNA for $ 5.2 million.

     On January 31, 2005, Gray completed the acquisition of KKCO-TV, the #1 rated NBC-affiliate in Grand Junction, CO. The purchase price was $13.5 million.

Comments on Results of Operations for the Three Months Ended December 31, 2004:

     Revenues. Total revenues for the fourth quarter of 2004 increased 25% over the same period of the prior year to $100.6 million.

     Broadcasting revenues increased a combined total of 30% over the same period of the prior year to $86.5 million. The increase in broadcasting revenues reflects increased political advertising revenues as well as increased non-political broadcasting advertising revenues. Political advertising revenues increased to $20.8 million from $2.3 million reflecting the cyclical influence of the 2004 Presidential election. Excluding political advertising revenues, local broadcasting advertising revenues increased 2% to $42.2 million from $41.4 million and national broadcasting advertising revenues decreased 4% to $17.9 million from $18.7 million. We

4370 Peachtree Road, NE * Atlanta, GA 30319
(404) 504-9828 * Fax (404) 261-9607 revenues decreased 4% to $17.9 million from $18.7 million. We attribute the increases in non-political local broadcasting advertising revenues to improved economic conditions and broad based demand for commercial time by local advertisers. We believe that commercial time used for political advertising limited, in part, the amount of commercial time available for sale by Gray to national advertisers during the fourth quarter of 2004.

     Newspaper publishing and other revenues increased 2% over the same period of the prior year to $14.1 million from $13.9 million. Publishing and other revenues increased primarily due to increases in newspaper retail advertising of 9% and classified advertising of 7%.

     Operating expenses. Operating expenses before depreciation, amortization and loss on disposal of assets increased 17% over the same period of the prior year to $60.2 million. The increase in expenses for the current period includes non-cash charges of approximately $1.1 million for common stock contributed to Gray’s 401(k) plan compared to $980,000 for the same period of 2003. In addition, during the fourth quarter of 2004 Gray incurred approximately $328,000 in costs associated with complying with the Sarbanes-Oxley Act of 2002; the prior period did not have any similar costs.

Comments on Results of Operations for the Year Ended December 31, 2004:

     Revenues. Total revenues for the year ended December 31, 2004 increased 17% over the same period of the prior year to $346.6 million.

     Broadcasting revenues increased 21% over the same period of the prior year to $293.3 million. The increase in broadcasting revenues reflects increased political advertising revenues as well as increased non-political broadcasting revenues. Political advertising revenues increased to $41.7 million from $5.7 million as compared to the same period of 2003 reflecting the cyclical influence of the 2004 Presidential election. Excluding political advertising revenues, local broadcasting advertising revenues increased 7% to $160.7 million from $150.1 million and national broadcasting advertising revenues remained consistent with that of the prior year at $70.8 million. We attribute the increases in non-political local broadcasting advertising revenues to improved economic conditions and broad based demand for commercial time by local advertisers. We believe that commercial time used for political advertising limited, in part, the amount of commercial time available for sale by Gray to national advertisers during 2004.

     Newspaper publishing and other revenues increased 2% to $53.3 million from $52.3 million. Publishing and other revenues increased primarily due to increases in newspaper retail advertising of 7% and increases in classified advertising of 6%.

     Operating expenses. Operating expenses before depreciation, amortization and (gain) loss on disposal of assets increased 9% to $208.7 million. The 2004 expense includes non-cash charges of approximately $2.6 million for common stock contributed to Gray’s 401(k) plan compared to $2.5 million for the same period of 2003. In addition, during 2004 Gray incurred approximately $1.0 million in costs associated with complying with the Sarbanes-Oxley Act of 2002; the prior year did not have any similar costs.

Balance Sheet:

     Gray’s cash balance was $50.6 million at December 31, 2004 compared to $11.9 million at December 31, 2003. The increase in cash reflects a record setting $102.7 million of net cash generated by Gray’s operations during 2004 compared to $62.3 million for 2003. The 2004 net cash generated from operations was partially offset by the return of $32.0 million of capital to Gray’s common and preferred shareholders through the payment of dividends and the purchase of its common stock as well as $36.3 million of cash used for capital expenditures. Total debt outstanding at December 31, 2004 and December 31, 2003 was $655.9 million (3).

Detailed table of operating results follows on the next page.

Gray Television, Inc.

Earnings Release for the Three Months and Year ended December 31, 2004	Page 2 of 6

Gray Television, Inc.
(in thousands, except per share data and percentages)

	Three Months Ended			Year Ended
Selected operating data:	December 31,			December 31,
			%			%
	2004	2003	Change	2004	2003	Change
OPERATING REVENUES
Broadcasting (less agency commissions)	$86,470	$66,537	30%	$293,273	$243,061	21%
Publishing and other	14,103	13,860	2%	53,294	52,310	2%

TOTAL OPERATING REVENUES	100,573	80,397	25%	346,567	295,371	17%

EXPENSES
Operating expenses before depreciation, amortization and (gain) loss on disposal of assets:
Broadcasting	45,543	39,422	16%	158,305	145,721	9%
Publishing and other	10,396	9,727	7%	38,701	37,566	3%
Corporate and administrative	4,242	2,367	79%	11,662	8,460	38%
Depreciation	5,896	5,787	2%	23,656	21,715	9%
Amortization of intangible assets	224	391	(43)%	975	5,622	(83)%
Amortization of restricted stock awards	189	388	(51)%	512	454	13%
(Gain) loss on disposal of assets, net	154	1,075	(86)%	(451)	1,155	(139)%

TOTAL EXPENSES	66,644	59,157	13%	233,360	220,693	6%

Operating income	33,929	21,240	60%	113,207	74,678	52%
Miscellaneous income (expense), net	418	(192)	(318)%	1,016	20	4980%
Interest expense	(10,621)	(10,637)	(0)%	(41,974)	(43,337)	(3)%

INCOME BEFORE INCOME TAXES	23,726	10,411	128%	72,249	31,361	130%
Federal and state income tax expense	8,922	9,146	(2)%	27,964	17,337	61%

NET INCOME	14,804	1,265	1070%	44,285	14,024	216%
Preferred dividends	814	822	(1)%	3,272	3,287	(0)%

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$13,990	$443	3058%	$41,013	$10,737	282%

Diluted per share information:
Net income per share available to common stockholders	$0.28	$0.01	2700%	$0.82	$0.21	290%

Weighted average shares outstanding	49,280	50,210	(2)%	50,170	50,535	(1)%

Political revenue (less agency commission)	$20,783	$2,251	823%	$41,706	$5,668	636%

Gray Television, Inc.

Earnings Release for the Three Months and Year ended December 31, 2004	Page 3 of 6

Guidance for the First Quarter of 2005

     We currently anticipate that Gray’s results of operations for the three months ended March 31, 2005 will approximate the ranges presented in the table below (dollars in thousands).

	Three Months Ended March 31,
	2005	%	2005	%
	Guidance	Change	Guidance	Change
Selected operating data:	Low Range	From 2004	High Range	From 2004	Actual 2004

OPERATING REVENUES
Broadcasting (less agency commissions)	$57,000	-8%	$57,500	-7%	$61,910
Publishing and other	12,700	-1%	12,850	0%	12,819

TOTAL OPERATING REVENUES	69,700	-7%	70,350	-6%	74,729

OPERATING EXPENSES
Operating expenses before depreciation, amortization and other expenses:
Broadcasting	38,500	3%	38,750	4%	37,398
Publishing and other	9,650	3%	9,750	4%	9,402
Corporate and administrative	2,500	5%	2,600	10%	2,373
Depreciation and amortization of intangibles	6,000	-1%	6,100	0%	6,084
Amortization of restricted stock	175	86%	200	113%	94
Loss on disposal of assets	25	525%	75	1775%	4

TOTAL OPERATING EXPENSES	56,850	3%	57,475	4%	55,355

OPERATING INCOME	$12,850	-34%	$12,875	-34%	$19,374

Other Selected Data
Political revenues (less agency
commissions)	$200	-94%	$225	-94%	$3,534

     Included within the operating expense estimates presented above, we currently estimate that non-cash 401(k) plan expense will range between $525,000 and $575,000 for the three months ended March 31, 2005 compared with $560,000 for the same period of 2004.

Conference Call Information

     Gray Television, Inc. will host a conference call to discuss its fourth quarter operating results on March 10, 2005. The call will begin at 11:00 AM Eastern Time. The live dial-in number is 1-888-789-0150 and the reservation number is T553668G. The call will be webcast live and available for replay at www.graytvinc.com. The taped replay of the conference call will be available at 1-888-509-0081 until March 24, 2005.

For information contact:
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828
Web site: www.graytvinc.com

Gray Television, Inc.

Earnings Release for the Three Months and Year ended December 31, 2004	Page 4 of 6

The Company

     Gray Television, Inc. is a communications company headquartered in Atlanta, Georgia, and currently owns 31 television stations serving 27 television markets. The stations include 16 CBS affiliates, eight NBC affiliates and seven ABC affiliates. Gray Television, Inc. has 23 stations ranked #1 in local news audience and 22 stations ranked #1 in overall audience within their respective markets based on the average results of the 2004 Nielsen ratings reports. The TV station group reaches approximately 5.5% of total U.S. TV households. Gray also owns five daily newspapers, four in Georgia and one in Indiana.

Notes:

     (1) Reconciliation of Net Income to the Non-GAAP term “EBITDA” ($ in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net income	$14,804	$1,265	$44,285	$14,024
Add:
Income tax expense	8,922	9,146	27,964	17,337
Interest expense	10,621	10,637	41,974	43,337
Amortization of restricted stock awards	189	388	512	454
Amortization of intangible assets	224	391	975	5,622
Depreciation	5,896	5,787	23,656	21,715

EBITDA	$40,656	$27,614	$139,366	$102,489

(2)	Reconciliation of Net Income to the Non-GAAP term “Adjusted Media Cash Flow” ($ in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net income	$14,804	$1,265	$44,285	$14,024
Add (subtract):
Income tax expense	8,922	9,146	27,964	17,337
Interest expense	10,621	10,637	41,974	43,337
Miscellaneous (income) expense, net	(418)	192	(1,016)	(20)
(Gain) loss on disposal of assets, net	154	1,075	(451)	1,155
Amortization of restricted stock awards	189	388	512	454
Amortization of intangible assets	224	391	975	5,622
Depreciation	5,896	5,787	23,656	21,715
Amortization of program license rights	2,822	2,755	11,137	11,136
Common Stock contributed to 401(k) Plan excluding corporate 401(k) contributions	1,164	947	2,548	2,372
Payments on program broadcast obligations	(2,891)	(2,710)	(11,055)	(10,967)

Adjusted Media Cash Flow	$41,487	$29,873	$140,529	$106,165

Adjusted Media Cash Flow is a non-GAAP term the Company uses as a measure of performance. Adjusted Media Cash Flow is used by the Company to approximate the amount used to calculate key financial performance covenants including, but not limited to, limitations on debt, interest coverage, and fixed charge coverage ratios as defined in the Company’s senior credit facility and/or subordinated note indenture. Adjusted Media Cash Flow is defined as operating income, plus depreciation and amortization (including amortization of program broadcast rights), non-cash compensation and (gain) loss on disposal of assets, less payments for program broadcast obligations. Accordingly, the Company has provided a reconciliation of Adjusted Media Cash Flow to net income.

(3) Total debt as of December 31, 2004 and December 31, 2003 does not include $1.0 million and $1.2 million, respectively, of unamortized debt discount on Gray’s 9 1/4% Senior Subordinated Notes due March 2011.

Gray Television, Inc.

Earnings Release for the Three Months and Year ended December 31, 2004	Page 5 of 6

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

     The preceding comments on Gray’s current expectations of operating results for the first quarter of 2005 are “forward looking” for purposes of the Private Securities Litigation Reform Act of 1995. Actual results of operations are subject to a number of risks and may differ materially from the current expectations discussed in this press release. See Gray’s Annual Report on Form 10-K for a discussion of risk factors that may affect its ability to achieve the results contemplated by such forward looking statements.

Gray Television, Inc.

Earnings Release for the Three Months and Year ended December 31, 2004	Page 6 of 6